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                                                                   Exhibit 23(a)

CONSENT OF ERNST & YOUNG, LLP


We consent to the reference to our firm under the caption "Experts" in the Pre-Effective Amendment Number One to the Registration Statement (Form S-3) and to the reference of our firm under the caption "Selected Consolidated Financial Data" in the related Prospectus of Regions Financial Corporation for the registration of $100 million in debt securities and to the incorporation by reference therein of our report dated February 4, 1994, with respect to the consolidated financial statements of Regions Financial Corporation (formerly First Alabama Bancshares, Inc.) included in its Annual Report to Stockholders which is incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.


                                                      /s/ Ernst & Young  LLP


Birmingham, Alabama
September 8, 1994